UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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Avalanche Biotechnologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than The Registrant)

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Avalanche Biotechnologies, Inc.

1035 O’Brien Avenue, Suite A

Menlo Park, California 94025

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 26, 2015

To the Stockholders of Avalanche Biotechnologies, Inc.:

The 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) of Avalanche Biotechnologies, Inc., a Delaware corporation (the “Company,” “we”, “us” or “our”), will be held on June 26, 2015 at 1:00 p.m. local time at the offices of Cooley LLP at 3175 Hanover Street, Palo Alto, California 94304 for the following purposes:

1.	To elect two Class I directors to hold office until the 2018 Annual Meeting of Stockholders or until their successors are elected;

2.	To ratify the selection, by the audit committee of our board of directors, of Deloitte & Touche LLP as our independent registered public accounting firm for its fiscal year ending December 31, 2015; and

3.	To transact such other business as may properly come before the 2015 Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders who owned shares of our common stock at the close of business on April 29, 2015 may vote at the 2015 Annual Meeting or any adjournments that take place. We will send the Notice to our shareholders on or about May 15, 2015. We are also providing access to our proxy materials over the Internet beginning on or about May 15, 2015.

We have elected to provide our proxy materials to our stockholders over the internet as permitted by the rules of the U.S. Securities and Exchange Commission. As a result, we are mailing most of our stockholders a paper copy of the Notice of Internet Availability of Proxy Materials (the “Notice”), but not a paper copy of our proxy statement and our 2014 Annual Report to Stockholders. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access those documents over the internet. The Notice also contains instructions on how to request a paper copy of our proxy materials, including this proxy statement, our 2014 Annual Report to Stockholders and a form of proxy card or voting instruction card. All stockholders who have previously requested a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail.

You are cordially invited to attend the 2015 Annual Meeting in person. Whether or not you plan to attend the 2015 Annual Meeting, please vote as soon as possible. You may vote over the internet or by a toll-free telephone number. If, however, you requested to receive paper proxy materials, then you may vote by mailing a complete, signed and dated proxy card or voting instruction card in the envelope provided. Please note that any stockholder attending the 2015 Annual Meeting may vote in person, even if the stockholder has already returned a proxy card or voting instruction card.

Our board of directors recommends that you vote “FOR” the election of the director nominees named in Proposal No. 1 of the proxy statement and “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm as described in Proposal No. 2 of the proxy statement.

By Order of the Board of Directors:

Hans P. Hull Corporate Secretary

Menlo Park, California

April 29, 2015

AVALANCHE BIOTECHNOLOGIES, INC.

1035 O’Brien Avenue, Suite A,

Menlo Park, California 94025

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 26, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 26, 2015

This proxy statement and our 2014 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, are available at our website at http://investors.avalanchebiotech.com and at www.proxyvote.com.

QUESTIONS AND ANSWERS REGARDING THE PROXY MATERIALS AND THE VOTING PROCESS

Why am I receiving these proxy materials?

We have made these proxy materials available to you on the internet or, upon your request, have delivered paper proxy materials to you, because the board of directors of Avalanche Biotechnologies, Inc. (the “Company,” “we,” “our” or “us”), is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders (the “2015 Annual Meeting”) or any adjournments or postponements thereof that take place. The 2015 Annual Meeting will be held on June 26, 2015 at 1:00 p.m. local time at the offices of Cooley LLP at 3175 Hanover Street, Palo Alto, California 94304. As a stockholder, you are invited to attend the 2015 Annual Meeting and are requested to vote on the proposals described in this proxy statement. However, you do not need to attend the 2015 Annual Meeting to vote.

What is included in the proxy materials?

The proxy materials include:

•	This proxy statement, which includes information regarding the proposals to be voted on at the 2015 Annual Meeting, the voting process, corporate governance, the compensation of our directors and certain executive officers, and other required information;

•	Our 2014 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2014; and

•	The proxy card or a voting instruction card for the 2015 Annual Meeting.

The proxy materials are being mailed or made available to stockholders on or about May 15, 2015.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a complete set of paper proxy materials?

We have elected to provide our proxy materials to our stockholders over the internet as permitted by the rules of the U.S. Securities and Exchange Commission, or SEC. As a result, we are mailing most of our stockholders a paper copy of the Notice of Internet Availability of Proxy Materials (the “Notice”) but not a paper copy of the proxy materials. This process allows us to provide our proxy materials to our stockholders in a timelier and more readily accessible manner, while reducing the environmental impact and lowering the costs of printing and distributing our proxy materials. The Notice contains instructions on how to access the proxy materials over the Internet, and how to request a paper copy of the proxy materials. All stockholders who have previously elected to receive a paper copy of our proxy materials will continue to receive a paper copy of the proxy materials by mail until the stockholder terminates such election.

Why did I receive a complete set of paper proxy materials in the mail instead of a Notice of Internet Availability of Proxy Materials?

We are providing stockholders who have previously requested to receive paper copies of the proxy materials with paper copies of the proxy materials instead of the Notice. If you would like to reduce the environmental impact and the costs incurred by us in printing and distributing the proxy materials, you may elect to receive all future proxy materials electronically via email or the internet. To sign up for electronic delivery, please follow the instructions provided with your proxy materials and on your proxy card or voting instruction card.

Who can vote at the 2015 Annual Meeting?

Only stockholders of record at the close of business on April 29, 2015 (the “Record Date”) will be entitled to vote at the 2015 Annual Meeting. On the Record Date, there were 25,528,922 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If, at the close of business on April 29, 2015, your shares were registered directly in your name with our transfer agent, Wells Fargo Shareowner Services, then you are a stockholder of record. As a stockholder of record, you may vote in person at the 2015 Annual Meeting or vote by proxy. Whether or not you plan to attend the 2015 Annual Meeting, please vote as soon as possible by completing and returning the enclosed proxy card or vote by proxy over the telephone or on the internet as instructed below to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If, at the close of business on April 29, 2015, your shares were not held in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the 2015 Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent how to vote the shares in your account. You are also invited to attend the 2015 Annual Meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the 2015 Annual Meeting unless you request and obtain a valid proxy from your broker or other agent.

What proposals are scheduled for a vote?

There are two proposals scheduled for a vote at the 2015 Annual Meeting:

•	Proposal No. 1—To elect two Class I directors to hold office until the 2018 Annual Meeting of Stockholders or until their successors are elected; and

•	Proposal No. 2—To ratify the selection, by the audit committee of our board of directors, of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015.

How do I vote?

For Proposal No. 1, you may either vote “FOR” all nominees to the board of directors or you may “WITHHOLD” your vote for any nominee you specify, or you may abstain from voting. For Proposal No. 2, you may either vote “FOR” or “AGAINST” or you may abstain from voting.

The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the 2015 Annual Meeting or vote by proxy by telephone or internet or by mail. Whether or not you plan to attend the 2015 Annual Meeting, please vote as soon as possible to ensure your vote is counted. You may still attend the 2015 Annual Meeting and vote in person even if you have already voted by proxy.

•	To vote in person. You may attend the 2015 Annual Meeting and we will give you a ballot when you arrive. If you need directions to the meeting, please visit www.avalanchebiotech.com.

•	To vote by proxy by telephone or internet. If you have telephone or internet access, you may submit your proxy by following the instructions provided in the Notice, or if you received paper proxy materials by mail, by following the instructions provided with your proxy materials and on your proxy card or voting instruction card.

•	To vote by proxy by mail. If you received paper proxy materials, you may submit your proxy by mail by completing and signing your proxy card and mailing it in the enclosed envelope. Your shares will be voted as you have instructed.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the internet as instructed by your broker or other agent. To vote in person at the 2015 Annual Meeting, you must obtain a valid proxy from your broker or other agent. Follow the instructions from your broker or other agent included with these proxy materials, or contact your broker or bank to request a proxy form.

Can I vote my shares by completing and returning the Notice?

No. The Notice will, however, provide instructions on how to vote by telephone, by internet, by requesting and returning a paper proxy card or voting instruction card, or by submitting a ballot in person at the 2015 Annual Meeting.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of the Company’s common stock you own as of April 29, 2015.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of each nominee for director (Proposal No. 1) and “FOR” the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015 (Proposal No. 2). If any other matter is properly presented at the 2015 Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors, officers and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors, officers and employees will not be paid any additional compensation for soliciting proxies.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the 2015 Annual Meeting. If you are the stockholder of record of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date.

•	You may send a timely written notice that you are revoking your proxy to the Company’s Corporate Secretary at Avalanche Biotechnologies, Inc., 1035 O’Brien Avenue, Suite A, Menlo Park, California 94025.

•	You may attend the 2015 Annual Meeting and vote in person. Simply attending the 2015 Annual Meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or other agent, you should follow the instructions provided by your broker or agent.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present or represented by proxy at the 2015 Annual Meeting. On the Record Date, there were 25,528,922 shares outstanding and entitled to vote. Accordingly, the holders of 12,764,462 shares must be present at the 2015 Annual Meeting to have a quorum. Your shares will be counted toward the quorum at the 2015 Annual Meeting only if you vote in person at the meeting, or you submit a valid proxy vote.

Abstentions and broker non-votes (as described below) will be counted towards the quorum requirement. If there is no quorum, the chairperson of the meeting or the holders of a majority of shares present and entitled to vote at the meeting in person or represented by proxy may adjourn the 2015 Annual Meeting to another date.

How are votes counted?

Broadridge Financial Solutions, Inc. has been engaged as our independent agent to tabulate stockholder votes for the 2015 Annual Meeting (the “Inspector of Elections”). The Inspector of Elections will separately count “FOR,” “WITHHOLD” and broker non-votes for Proposal No. 1 (the election of directors) and “FOR” and “AGAINST” votes, abstentions and, if any, broker non-votes for Proposal No. 2 (the ratification of the selection of Deloitte & Touche LLP as the independent registered accounting firm of the Company for the fiscal year ending December 31, 2015).

If your shares are held by your broker or other agent as your nominee (that is, held beneficially in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker or other agent to vote your shares. If you do not give voting instructions to your broker or other agent, your broker or other agent can only vote your shares with respect to “routine” matters (as described below).

What are “broker non-votes”?

If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.” Broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. These matters are referred to as “non-routine” matters. Proposal No. 1 to elect directors is a non-routine matter, but Proposal No. 2 to ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm for the Company for the fiscal year ending December 31, 2015 is a “routine” matter. Broker non-votes will not be counted toward the vote total for any proposal at the 2015 Annual Meeting.

How many votes are needed to approve each proposal?

•	Proposal No. 1—To elect two Class I directors to hold office until the 2018 Annual Meeting of Stockholders or until their successors are elected. The two nominees receiving the most “FOR” votes (from the votes of shares present in person or represented by proxy and entitled to vote on the election of directors) will be elected. Broker non-votes will not be counted towards the vote total for this proposal.

•	Proposal No. 2—To ratify the selection of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for the fiscal year ending December 31, 2015. “FOR” votes from the holders of a majority of the shares cast (excluding abstentions and broker non-votes) are required to approve this proposal.

How can I find out the results of the voting at the 2015 Annual Meeting?

We will disclose final voting results in a Current Report on Form 8-K filed with the SEC within four business days after the 2015 Annual Meeting. If final voting results are unavailable at that time, then we intend to file a Current Report on Form 8-K to disclose preliminary voting results and file an amended Current Report on Form 8-K within four business days after the date the final voting results are available.

When are stockholder proposals due for next year’s annual meeting?

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), stockholders may present proper proposals for inclusion in the proxy statement and for consideration at our next annual meeting of stockholders. To be eligible for inclusion in our proxy statement for the 2016 annual meeting of stockholders, your proposal must be submitted in writing by January 16, 2016 to the Company’s Corporate Secretary at Avalanche Biotechnologies, Inc., 1035 O’Brien Avenue, Suite A, Menlo Park, California 94025. However, if the meeting is not held between May 27, 2016 and July 26, 2016, then the deadline will be a reasonable time before we begin to print and mail our proxy materials for that meeting. While our board will consider stockholder proposals, we reserve the right to omit from the proxy statement stockholder proposals that we are not required to include under the Exchange Act, including Rule 14a-8.

If you wish to submit a proposal before the stockholders or nominate a director at the 2016 annual meeting of stockholders, but you are not requesting that your proposal or nomination be included in the proxy materials for that meeting, then you must follow the procedures set forth in our bylaws and, among other things, notify the Company’s Corporate Secretary in writing between February 27, 2016 and March 28, 2016. However, if the date of the 2016 annual meeting of stockholders is more than 30 days before or more than 60 days after June 26, 2016, then you must give notice not later than the 90th day prior to that meeting or, if later, the 10th day following the day on which public disclosure of that annual meeting date is first made. You are also advised to review our bylaws, which contain additional requirements regarding advance notice of stockholder proposals and director nominations.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Except as otherwise provided by law, vacancies on the board of directors may be filled only by individuals elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a particular class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until such director’s successor is elected and qualified, or until such director’s earlier death, resignation or removal.

Our board of directors currently consists of nine directors and no vacancies, divided into the three following classes:

•	The Class I directors are Thomas W. Chalberg, Jr., Ph.D. and Paul D. Wachter, and their terms will expire at the annual meeting of stockholders to be held in 2015;

•	The Class II directors are Steven D. Schwartz, M.D. and John P. McLaughlin, and their terms will expire at the annual meeting of stockholders to be held in 2016; and

•	The Class III director is Mark S. Blumenkranz, M.D., and his term will expire at the annual meeting of stockholders to be held in 2017.

Our current Class I directors, Thomas W. Chalberg, Jr., Ph.D. and Paul D. Wachter, have been nominated to serve as Class I directors and have agreed to stand for election. If the nominees for Class I are elected at the 2015 Annual Meeting, then each nominee will serve for a three-year term expiring at the 2018 Annual Meeting of Stockholders, or until his successor is elected and qualified, or until his earlier death, resignation or removal.

Our directors are elected by a plurality of the votes cast. If a choice is specified on the proxy card by a stockholder, the shares will be voted as specified. If a choice is not specified on the proxy card, and authority to do so is not withheld, the shares will be voted “FOR” the election of the two nominees for Class I above. If any of the nominees becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for the nominee will instead be voted for the election of a substitute nominee proposed by our management or board of directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE TWO CLASS I NOMINEES FOR DIRECTOR.

The directors of Avalanche Biotechnologies, Inc. are set forth below as of April 29, 2015:

Name	Age	Position(s)	Director Since
Thomas W. Chalberg, Jr., Ph.D.	37	President, Chief Executive Officer and Director	2006
Mark S. Blumenkranz, M.D.(1)(2)(3)	64	Chairman of the Board	2006
John P. McLaughlin(1)(2)(3)	63	Director	2014
Steven D. Schwartz, M.D.(2)(3)	53	Director	2010
Paul D. Wachter (1)	58	Director	2014

(1)	Member of the audit committee.
(2)	Member of the compensation committee.
(3)	Member of the nominating and corporate governance committee.

The following is a brief biography and discussion of the specific attributes, qualifications, experience and skills of each nominee for director and each director whose term will continue after the 2015 Annual Meeting. Our board of directors and management encourage each nominee for director and each continuing director to attend the 2015 Annual Meeting.

CLASS I NOMINEES FOR DIRECTOR—To be elected for a three-year term expiring at the 2018 Annual Meeting of Stockholders

Thomas W. Chalberg, Jr., Ph.D. Dr. Chalberg is a co-founder of Avalanche and has been a member of our board of directors since July 2006. He has also served as our President and Chief Executive Officer since October 2010. Prior to joining Avalanche, from December 2005 to October 2010, Dr. Chalberg worked at Genentech, Inc., a publicly-traded biotechnology company, where he held a number of roles in ophthalmology and oncology, including Market Development Senior Manager for Lucentis and Avastin, Group Manager leading the Lucentis strategy team and Global Business Lead for Lucentis. From September 2001 to December 2005, Dr. Chalberg was a Howard Hughes Medical Institute Fellow at Stanford University, where his research focused on retinal diseases and new technologies for gene therapy. Dr. Chalberg served on the board of directors of DigiSight Technologies, a privately-held digital health company, from June 2011 until January 2015. Dr. Chalberg is currently a member of the Board of Visionary Scientists for Hope for Vision, a non-profit charity supporting vision research. Dr. Chalberg holds an A.B. in Biochemical Sciences from Harvard University, a Ph.D. in Genetics from the Stanford University School of Medicine and an M.B.A. from the Haas School of Business at the University of California, Berkeley. Dr. Chalberg has been chosen to serve on our board of directors due to his role as our President and Chief Executive Officer, as well as his many years of experience in ophthalmology research and development and commercialization.

Paul D. Wachter. Mr. Wachter has served as a member of our board of directors since April 2014. Mr. Wachter has been the Chief Executive Officer of Main Street Advisors, which he also founded, since 1997. Prior to forming Main Street Advisors, from June 1993 to March 1997, Mr. Wachter was Managing Director of Schroder & Co. Incorporated, an asset management company. From December 1991 to June 1993, Mr. Wachter was a managing director at Kidder, Peabody & Co., an investment banking firm. Since October 2010, Mr. Wachter has served on the board of directors and audit committee of Time Warner, Inc., a publicly-traded media company, and he also currently serves on the boards of directors of several private media companies, including Haworth Marketing + Media. Mr. Wachter received his B.S. in Business Administration from the Wharton School of the University of Pennsylvania and his J.D. from the Columbia University School of Law. Mr. Wachter is a member of the New York State Bar and a Series 7 licensed stockbroker. Mr. Wachter has been chosen to serve on our board of directors due to his substantial expertise in business, financial and corporate governance matters.

CLASS II DIRECTORS—To continue in office until the 2016 Annual Meeting of Stockholders

John P. McLaughlin. Mr. McLaughlin has served as a member of our board of directors since February 2014. Mr. McLaughlin has been President and Chief Executive Officer of PDL BioPharma, Inc., a publicly traded biopharmaceutical company, since December 2008, and a director since October 2008. Previously, he was the Chief Executive Officer and a director of Anesiva, Inc., formerly known as Corgentech, Inc., a publicly-traded biopharmaceutical company, from January 2000 to June 2008. From December 1997 to September 1999, Mr. McLaughlin was President of Tularik Inc., a biopharmaceutical company. From September 1987 to December 1997, Mr. McLaughlin held a number of senior management positions at Genentech, a publicly-traded biopharmaceutical company. From 1985 to 1987, Mr. McLaughlin was a partner at a Washington, D.C. law firm specializing in food and drug law. Prior to that, Mr. McLaughlin served as counsel to various subcommittees in the U.S. House of Representatives, where he worked on FDA-related laws. Mr. McLaughlin cofounded and served as Chairman of the board of directors of Eyetech, a biopharmaceutical company. He also cofounded and served as a director of PEAK Surgical, Inc., a privately-held medical device company. Mr. McLaughlin has served on the board of directors of Seattle Genetics, Inc., a publicly-traded biopharmaceutical company, since June 2007. He has also served on the board of directors of Axogen Inc., a publicly-traded biopharmaceutical company, from October 2012 to August 2014. He received his B.A. in Government from the University of Notre Dame and J.D. from the Catholic University of America. Mr. McLaughlin has been chosen to serve on our board of directors due to his significant experience as an officer and director at biopharmaceutical companies, including publicly-traded companies, as well as his substantial expertise in corporate licensing, legal and regulatory matters relating to healthcare.

Steven D. Schwartz, M.D. Dr. Schwartz has served as a member of our board of directors since September 2010, and is a co-founder of Avalanche. Dr. Schwartz is the Ahmanson Professor of Ophthalmology at the Jules Stein Eye Institute at the University of California, Los Angeles, where he has served as an ophthalmologist and vitreoretinal surgeon since 1994 and as Chief of the Retina Division since 2002. Previously, Dr. Schwartz was a principal investigator in a number of early-stage clinical trials for retinal diseases, including the initial studies for ranibizumab (Lucentis), as well as products in gene and cell therapy. Between 2002 and 2005, Dr. Schwartz held various positions at Eyetech, a biopharmaceutical company. Dr. Schwartz has served on the board of directors of the American Society of Retina Specialists. Dr. Schwartz currently serves on the boards of directors of DigiSight Technologies, Inc., a privately-held digital health company, and Vantage Surgical Systems, Inc., a privately-held medical device company. Dr. Schwartz has also served on a number of scientific advisory boards, including for Genentech, a publicly-traded biotechnology company, as well as for ophthalmology technology companies Ophthotech, Optos plc and Optimedica Corporation. Dr. Schwartz received his B.A. in from the University of California, Berkeley and his M.D. from the Keck School of Medicine at the University of Southern California, followed by a Residency in Ophthalmology at the University of California, Los Angeles, and a vitreoretinal fellowship at Moorefield’s Eye Hospital in London. Dr. Schwartz has been chosen to serve on our board of directors due to his substantial scientific expertise as an ophthalmologist and medical researcher, as well as his experience at several ophthalmology-focused technology companies.

CLASS III DIRECTOR—To continue in office until the 2017 Annual Meeting of Stockholders

Mark S. Blumenkranz, M.D. Dr. Blumenkranz has served as a member of our board of directors since our inception in July 2006 and is a co-founder of Avalanche. Dr. Blumenkranz is a trained vitreoretinal surgeon and Chairman of the Department of Ophthlamology at the Byers Eye Institute at Stanford University. Prior to that, he served on the faculty of the Bascom Palmer Eye Institute in Miami, Florida. Previously, from October 1985 to August 1992, Dr. Blumenkranz founded and served as Director of the Vitreoretinal Fellowship Program at William Beaumont Hospital in Royal Oak, Michigan. From 2000 to 2004, Dr. Blumenkranz served on the scientific advisory board of Eyetech, a biopharmaceutical company. Dr. Blumenkranz currently serves on the boards of directors of Vantage Surgical Systems Inc., Oculogics, Inc., Presbia Holdings, Digisight Technologies Inc. and Oculeve, Inc., all privately held biotechnology or medical device companies. Dr. Blumenkranz received his A.B. in Biology, his M.M.S. in Biochemical Pharmacology and his M.D. all from Brown University, followed by a residency in ophthalmology at Stanford University. Dr. Blumenkranz has been chosen to serve on our board of directors due to his experience as a director and founder of several biotechnology companies, as well as his significant medical expertise in ophthalmology and biotechnology.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee of our board of directors has selected Deloitte & Touche LLP, or DT, as our independent registered public accounting firm for the year ending December 31, 2015, and is seeking ratification of such selection by our stockholders at the 2015 Annual Meeting. DT has audited our financial statements for the fiscal years ended December 31, 2014 and 2013. Representatives of DT are expected to be present at the 2015 Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of DT as our independent registered public accounting firm. However, the audit committee is submitting the selection of DT to our stockholders for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain DT. Even if the selection is ratified, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and our stockholders.

The affirmative vote of a majority of the shares cast at the 2015 Annual Meeting will be required to ratify the selection of DT.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE “FOR” PROPOSAL NO. 2.

For the fiscal years ended December 31, 2014 and 2013, DT billed the approximate fees set forth below. All fees included below were approved by the audit committee.

	Year Ended December 31,
	2014	2013
Audit Fees(1)	$1,441,280	$420,600
Audit-Related Fees(2)	—	—
Tax Fees	—	—
All Other Fees(3)	—	—

Total All Fees	$1,441,280	$420,600

(1)	This category consists of fees for professional services rendered for the audit of our financial statements, review of interim financial statements, assistance with registration statements filed with the SEC and services that are normally provided by DT in connection with statutory and regulatory filings or engagements. Related to the year ended December 31, 2014, fees of $830,050 were billed in connection with the filing of our Registration Statements on Form S-1 in connection with the initial public offering of our common stock (“IPO”), and our subsequent public offering of our common stock.
(2)	This category consists of fees for assurance and related services reasonably related to the performance of the audit or review of financial statements and that are not reported under the Audit Fees category. We did not incur any fees in this category in the years ended December 31, 2014 or 2013.
(3)	This category consists of fees for our subscription to an account research tool provided by DT.

Pre-Approval Policies and Procedures

The audit committee is responsible for reviewing the terms of the proposed engagement of the independent registered public accounting firm for audit or permissible non-audit services and for pre-approving all such engagements. The audit committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by the independent registered public accounting firm. This policy is set forth in the charter of the audit committee and available at http://investors.avalanchebiotech.com. In providing any pre-approval, the audit committee considers whether the services to be approved are consistent with the SEC’s rules on auditor independence. The audit committee has considered the role of DT in providing audit and audit-related services to the Company and has concluded that such services are compatible with DT’s role as the Company’s independent registered public accounting firm. In fiscal years 2014 and 2013, all of the services performed by our independent registered public accounting firm were pre-approved by the audit committee pursuant to our policy.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

The primary purpose of the audit committee is to oversee our financial reporting processes on behalf of our board of directors. The audit committee’s functions are more fully described in its charter, which is available on our website at http://investors.avalanchebiotech.com.

In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended December 31, 2014. The audit committee has discussed with Deloitte & Touche LLP (“DT”), the Company’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” issued by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the audit committee has discussed with DT their independence, and received from DT the written disclosures and the letter required by Ethics and Independence Rule 3526 of the PCAOB. Finally, the audit committee discussed with DT, with and without management present, the scope and results of DT’s audit of the financial statements for the fiscal year ended December 31, 2014.

Based on these reviews and discussions, the audit committee has recommended to our board of directors that such audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the SEC.

Audit Committee

John P. McLaughlin, Chair

Mark S. Blumenkranz, M.D.

Paul D. Wachter

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. The code of business conduct and ethics is available on our website at http://investors.avalanchebiotech.com. We expect that any amendments to the code, or any waivers of its requirements, will be disclosed on our website. The reference to our website does not constitute incorporation by reference of the information contained at or available through our website.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our board of directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of our directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our board of directors follows with respect to board and committee composition and selection, board meetings, Chief Executive Officer performance evaluation and management development and succession planning for senior management, including the Chief Executive Officer position. A copy of our Corporate Governance Guidelines is available on our website at http://investors.avalanchebiotech.com.

Board Composition

Director Independence

Our common stock is listed on The NASDAQ Global Market. Rule 5605 of the NASDAQ Marketplace Rules (the “NASDAQ Listing Rules”) requires that independent directors compose a majority of a listed company’s board of directors within one year of listing. In addition, the NASDAQ Listing Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Exchange Act. Under NASDAQ Listing Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 under the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition to satisfying general independence requirements under the NASDAQ Listing Rules, members of the compensation committee must also satisfy additional independence requirements set forth in NASDAQ Listing Rule 5605(d)(2). In order to be considered independent for purposes of NASDAQ Listing Rule 5605(d)(2), a member of a compensation committee of a listed company may not, other than in his or her capacity as a member of the compensation committee, the board of directors, or any other board committee, accept, directly or indirectly any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries. Additionally, the board of directors of the listed company must consider whether the compensation committee member is an affiliated person of the listed company or any of its subsidiaries and if so, must determine whether such affiliation would impair the director’s judgment as a member of the compensation committee.

In April 2015, our board of directors undertook a review of its composition, the composition of its committees and the independence of each director. Based upon information requested from and provided by each director concerning his background, employment and affiliations, including family relationships, our board of directors has determined that none of Drs. Blumenkranz and Schwartz and Messrs. McLaughlin and Wachter, representing four of five directors, has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under NASDAQ Listing Rules. Our board of directors also determined that Dr. Blumenkranz and Messrs. McLaughlin and Wachter, who are members of our audit committee, Drs. Blumenkranz and Schwartz and Mr. McLaughlin, who comprise our compensation committee, and Drs. Blumenkranz and Schwartz and Mr. McLaughlin, who comprise our nominating and governance committee, satisfy the independence standards for those committees established by applicable SEC rules and NASDAQ Listing Rules.

Classified Board of Directors

In accordance with our amended and restated certificate of incorporation, our board of directors is divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election.

Leadership Structure of the Board

Our amended and restated bylaws and corporate governance guidelines provide our board of directors with flexibility to combine or separate the positions of Chairman of the board of directors and Chief Executive Officer and/or the implementation of a lead director in accordance with its determination that utilizing one or the other structure would be in the best interests of our company. Dr. Blumenkranz currently serves as the Chairman of our board of directors. All of our directors are encouraged to make suggestions for board of directors agenda items of pre-meeting materials. Additionally, in his role as Chairman of the board, Dr. Blumenkranz presides over the executive sessions of the board of directors in which Dr. Chalberg does not participate and serves as a liaison to Dr. Chalberg and management on behalf of the independent members of the board of directors.

Our board of directors has concluded that our current leadership structure is appropriate at this time. However, our board of directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Role of Board in Risk Oversight Process

Risk assessment and oversight are an integral part of our governance and management processes. Our board of directors encourages management to promote a culture that incorporates risk management into our corporate strategy and day-to-day business operations. Management discusses strategic and operational risks at regular management meetings, and conducts specific strategic planning and review sessions during the year that include a focused discussion and analysis of the risks facing us. Throughout the year, senior management reviews these risks with the board of directors at regular board meetings as part of management presentations that focus on particular business functions, operations or strategies, and presents the steps taken by management to mitigate or eliminate such risks.

Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure, and our audit committee is responsible for overseeing our major financial risk exposures and the steps our management has taken to monitor and control these exposures. The audit committee also monitors compliance with legal and regulatory requirements. Our nominating and corporate governance committee monitors the effectiveness of our corporate governance guidelines. Our compensation committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of the Board of Directors and Committees

During 2014, the board of directors met 14 times, the audit committee met four times, the compensation committee met seven times and the nominating and corporate governance committee met two times. In that year, each director attended at least 75% of the meetings of the board of directors and the committees on which he served. As required under NASDAQ rules and regulations, our independent directors meet in regularly scheduled executive sessions at which only independent directors are present.

Board Committees

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting process. Among other matters, the audit committee:

•	appoints our independent registered public accounting firm;

•	evaluates the independent registered public accounting firm’s qualifications, independence and performance;

•	determines the engagement of the independent registered public accounting firm;

•	reviews and approves the scope of the annual audit and the audit fee;

•	discusses with management and the independent registered public accounting firm the results of the annual audit and the review of our quarterly consolidated financial statements;

•	approves the retention of the independent registered public accounting firm to perform any proposed permissible audit and non-audit services;

•	monitors the rotation of partners of the independent registered public accounting firm on our engagement team as required by law;

•	is responsible for reviewing our consolidated financial statements and our management’s discussion and analysis of financial condition and results of operations to be included in our annual and quarterly reports to be filed with the SEC;

•	reviews our critical accounting policies and estimates;

•	reviews related party transactions; and

•	annually reviews the audit committee charter and the audit committee’s performance.

The current members of our audit committee are Dr. Blumenkranz and Messrs. McLaughlin and Wachter. Mr. McLaughlin serves as the chairman of the committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and NASDAQ. Our board of directors has determined that Mr. McLaughlin is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable NASDAQ rules and regulations. Under the rules of the SEC and NASDAQ, members of the audit committee must also meet heightened independence standards. Our board of directors has determined that each of Dr. Blumenkranz and Messrs. McLaughlin and Wachter meet these heightened independence standards. Our audit committee has been established in accordance with the rules and regulations of the Exchange Act. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the audit committee charter is available on our website at http://investors.avalanchebiotech.com.

Compensation Committee

Our compensation committee reviews and recommends policies relating to compensation and benefits of our officers, directors and employees. The compensation committee reviews and approves corporate goals and objectives relevant to compensation of our Chief Executive Officer and other executive officers, evaluates the performance of these officers in light of those goals and objectives, and sets or makes recommendations to the board regarding the compensation of these officers based on such evaluations. The board of directors shall retain the authority to determine and approve, upon the recommendation of the compensation committee, the compensation of the Chief Executive Officer, unless such authority has been delegated to the compensation committee. The compensation committee also approves grants of stock options and other awards under our stock plans. In fulfilling its responsibilities, the compensation committee may delegate any or all of its responsibilities to a subcommittee of the compensation committee, but only to the extent consistent with our amended and restated certificate of incorporation, amended and restated bylaws, Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (“Section 162(m)”), applicable NASDAQ Listing Rules, and other applicable law. The compensation committee will periodically review and evaluate the performance of the compensation committee and its members, including an annual review of its charter. The current members of our compensation committee are Drs. Blumenkranz and Schwartz and Mr. McLaughlin. Dr. Schwartz serves as the chairman of the committee.

Each of the current members of our compensation committee, as well as the expected members of our compensation committee after the 2015 Annual Meeting, is or will be an independent under the applicable NASDAQ rules and regulations, is or will be a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and is or will be an “outside director” as that term is defined in Section 162(m). The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the compensation committee charter is available on our website at http://investors.avalanchebiotech.com.

In 2014, the compensation committee retained Compensia, Inc., a national executive compensation consulting firm, to conduct market research and analysis on our various executive positions, to assist the committee in developing appropriate incentive plans for our executives on an annual basis, to provide the committee with advice and ongoing recommendations regarding material executive compensation decisions, and to review compensation proposals of management. Compensia reports directly to the compensation committee and does not provide any non-compensation related services to us. After review and consultation with Compensia, the compensation committee determined that Compensia is independent and that there is no conflict of interest resulting from retaining Compensia currently or during 2014. In reaching these conclusions, our compensation committee considered the factors set forth in the SEC rules and NASDAQ Listing Rules.

Our executive officers submit proposals to the board and the compensation committee regarding our executive and director compensation. Our Chief Executive Officer, Dr. Chalberg, provides feedback and recommendations to our compensation committee with respect to executive compensation, other than his own compensation, including with regard to senior executive performance, responsibility and experience levels. The compensation committee often takes into consideration both Dr. Chalberg’s input and the input of other senior executives in setting compensation levels.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for making recommendations to our board of directors regarding candidates for directorships and composition and organization of our board of directors. In addition, the nominating and corporate governance committee is responsible for overseeing our corporate governance policies and reporting and making recommendations to our board of directors concerning governance matters. The current members of our nominating and corporate governance committee are Drs. Blumenkranz and Schwartz and Mr. McLaughlin. Dr. Blumenkranz serves as the chairman of the committee. Each of the members of our nominating and corporate governance committee is an independent director under the applicable rules and regulations of the SEC and NASDAQ relating to nominating and corporate governance committee independence.

Each of the current members of our nominating and corporate governance committee, as well as the expected members of our nominating and corporate governance committee after the 2015 Annual Meeting, is or will be an

“independent director” under the applicable rules and regulations of NASDAQ relating to nominating and corporate governance committee independence. Following the 2015 Annual Meeting, we will continue to comply with NASDAQ’s rules regarding independent director oversight of director nominations under either NASDAQ Rule 5605(e)(1)(A) or 5605(e)(1)(B). The nominating and corporate governance committee operates under a written charter that satisfies the applicable standards of the SEC and NASDAQ. A copy of the nominating and corporate governance committee charter is available on our website at http://investors.avalanchebiotech.com.

Board Diversity

Our nominating and corporate governance committee is responsible for reviewing with the board of directors, on an annual basis, the appropriate characteristics, skills and experience required for the board of directors as a whole and its individual members. In evaluating the suitability of individual candidates (both new candidates and current members), the nominating and corporate governance committee, in recommending candidates for election, and the board of directors, in approving (and, in the case of vacancies, appointing) such candidates, takes into account many factors, including the following:

•	diversity of personal and professional background, perspective and experience;

•	personal and professional integrity, ethics and values;

•	experience in corporate management, operations or finance, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

•	experience relevant to our industry and with relevant social policy concerns;

•	experience as a board member or executive officer of another publicly held company;

•	relevant academic expertise or other proficiency in an area of our operations;

•	practical and mature business judgment, including ability to make independent analytical inquiries;

•	promotion of a diversity of business or career experience relevant to our success; and

•	any other relevant qualifications, attributes or skills.

Our board of directors evaluates each individual in the context of the board of directors as a whole, with the objective of assembling a group that can best maximize the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas.

Limitation on Liability and Indemnification Matters

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our amended and restated bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses, including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damages. To the extent the indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”), may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. At present, there is no pending litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Director Attendance at Annual Meetings

Our board of directors has a policy of encouraging director attendance at our annual meetings of stockholders, but attendance is not mandatory. Our board of directors and management team encourage all of our directors to attend the 2015 Annual Meeting.

Stockholder Communications with the Board of Directors

We provide a process for stockholders to send communications to the board of directors, the non-employee members as a group or any of the directors individually. Stockholders may contact any of the directors, including the non-employee directors, by writing to them c/o the Corporate Secretary, Avalanche Biotechnologies, Inc., 1035 O’Brien Avenue, Suite A, Menlo Park, California, 94025. All communications will be compiled by our Corporate Secretary and submitted to the board of directors or the individual directors, as applicable, on a periodic basis.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended December 31, 2014, or for some portion thereof, Drs. Blumenkranz and Schwartz and Mr. McLaughlin served as members of the compensation committee. None of the members of our compensation committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last completed three fiscal years, as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving as a member of our board of directors or compensation committee. For a description of transactions between us and members of our compensation committee and affiliates of such members, please see “Certain Relationships and Related Party Transactions.”

Procedures for Recommendation of Director Nominees by Stockholders

The nominating and corporate governance committee will consider director candidates who are recommended by our stockholders. Stockholders, in submitting recommendations to the nominating and corporate governance committee for director candidates, must comply with our amended and restated bylaws. Pursuant to our bylaws, stockholders who wish to nominate persons for election to the board of directors at the 2015 Annual Meeting must comply with the notice provisions in our bylaws. The stockholder’s notice must include the following information for the person proposed to be nominated:

(a)	the name and address, as they appear on our books, of the stockholder proposing such business;

(b)	the class and number of our shares that are beneficially owned by the stockholder;

(c)	any material interest of the stockholder in such business; and

(d)	any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Exchange Act, in his, her or its capacity as a proponent to a stockholder proposal.

We may request from the recommending stockholder or recommending stockholder group such other information as may reasonably be required to determine whether each person recommended by a stockholder or stockholder group as a nominee meets the minimum director qualifications established by our board of directors and to enable us to make appropriate disclosures to stockholders entitled to vote in the next election of directors. Nominees are required to make themselves reasonably available to be interviewed by the nominating and corporate governance committee and members of management, as determined to be appropriate by the nominating and corporate governance committee. We will not accept a stockholder recommendation for a nominee if the recommended candidate’s candidacy or, if elected, board membership, would violate applicable state law, federal law or the rules of any exchange or market on which our securities are listed or traded. If the nomination by stockholders was made in accordance with the procedures in our bylaws, the nominating and corporate governance committee will apply the same criteria in evaluating the nominee as it would any other board nominee candidate and will recommend to the board of directors whether or not the stockholder nominee should be nominated by the board of directors and included in our proxy statement.

Notices should be directed to the attention of the Corporate Secretary, Avalanche Biotechnologies, Inc., 1035 O’Brien Avenue, Suite A, Menlo Park, California 94025.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of transactions since January 1, 2014 to which we have been a party, in which the amount involved exceeds $120,000, and in which any of our directors, executive officers or holders of more than 5% of our capital stock, or an affiliate or immediate family member thereof, had or will have a direct or indirect material interest.

Repurchase of Series A Convertible Preferred Stock

In April 2014, we repurchased an aggregate of 531,208 shares of our Series A convertible preferred stock from Zygtech, LLC at a price per share of $7.53 for an aggregate purchase price of approximately $4.0 million.

Issuance of Series B Convertible Preferred Stock

In April 2014, we issued an aggregate of 7,321,003 shares of our Series B convertible preferred stock for an aggregate purchase price of approximately $55 million, which included conversion of the aggregate $2.0 million principal amount on outstanding convertible promissory notes described below. The table below sets forth the number of shares of Series B convertible preferred stock sold to our directors, executive officers, then 5% stockholders and their affiliates. At the completion of our IPO, each share of Series B convertible preferred stock converted into one share of our common stock.

NAME	NUMBER OF SHARES OF SERIES B PREFERRED STOCK	AGGREGATE PURCHASE PRICE
Regeneron Pharmaceuticals, Inc.	531,208	$3,999,996
Zygtech, LLC	295,115	$2,222,216
Wachter Family Trust(1)	63,081	$475,000
John P. McLaughlin(2)	26,560	$199,997
Hans P. Hull(3)	3,320	$25,000

(1)	Paul D. Wachter, a member of our board of directors, is a trustee of the Wachter Family Trust.
(2)	John P. McLaughlin is a member of our board of directors.
(3)	Hans P. Hull is one of our executive officers.

Relationship with Regeneron and Concurrent Private Placement

In May 2014, we entered into a research collaboration and license agreement (the “Collaboration Agreement”) with one of the holders of more than 5% of our capital stock, Regeneron Pharmaceuticals, Inc. (“Regeneron”). Pursuant to the Collaboration Agreement, we received initial payments of $8.0 million in May 2014. In addition to such initial payments, Regeneron may make the following payments to us pursuant to the Collaboration Agreement: (i) reimbursement for additional collaboration research costs; (ii) up to $80.0 million in development and regulatory milestones for product candidates directed toward each of the eight therapeutic candidates, for a combined total of up to $640.0 million in potential milestone payments for product candidates directed toward all eight therapeutic targets subject to the Collaboration Agreement; and (iii) tiered, low- to mid-single digit royalties on annual net sales, subject to certain adjustments. See “Business—License and Collaboration Agreements—Regeneron Research Collaboration and License Agreement” in our Annual Report on Form 10-K for the year ended December 31, 2014.

Regeneron purchased approximately $10.0 million of our common stock in a separate private placement concurrent with the completion of our IPO at a price per share equal to the IPO price. The sale of such shares was not registered under the Securities Act.

Participation in our Initial Public Offering

Certain of our existing investors, including Regeneron, purchased an aggregate of approximately $35.0 million of shares of the common stock in our IPO on the same terms as those offered to the public.

Investor Rights Agreement

We and certain of our stockholders have entered into an amended and restated investor rights agreement, as amended, pursuant to which these stockholders have, among other things, registration rights under the Securities Act with respect to their shares of common stock. As of April 29, 2015, the holders of approximately 11.1 million shares of our common stock are entitled to these registration rights.

Indemnification Agreements and Directors’ and Officers’ Liability Insurance

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Policies and Procedures for Related Party Transactions

Our board of directors has adopted a written related person transaction policy to set forth the policies and procedures for the review and approval or ratification of related person transactions. This policy covers, with certain exceptions set forth in Item 404 of Regulation S-K, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had, has or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person.

As provided by our related party transaction policy, our audit committee will be responsible for reviewing and approving in advance the related person transaction and in doing so will consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length transaction and the extent of the related person’s interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy, other than with respect to the indemnification agreements that we have entered with certain of our executive officers as described above.

NON-EMPLOYEE DIRECTOR COMPENSATION

Prior to our IPO in August 2014, our non-employee directors received an option to purchase shares of our common stock upon his or her initial election or appointment to our board of directors. Historically, these options have vested in substantially equal monthly installments over the four-year period following the grant date, subject to continued service, and the number of shares of our common stock subject to the options have varied from director to director. In March 2014, Messrs. McLaughlin and Wachter were each granted stock options exercisable for 75,000 shares of our common stock, for an aggregate of 150,000 shares. In addition, in connection with our IPO in July 2014, Messrs. McLaughlin and Wachter were granted additional stock options exercisable for 75,000 shares of our common stock, for an aggregate of 150,000 additional shares, each of which vests as to one-third of the shares subject to the option on each of the first three anniversaries of the grant date. We also reimbursed our non-employee directors for travel and other necessary business expenses incurred in the performance of their services for us.

In connection with our IPO in August 2014, we adopted a non-employee director compensation program, pursuant to which each non-employee director receives the following cash compensation for board services, as applicable:

•	$40,000 per year for service as a board of directors member;

•	$35,000 per year for service as the independent chairman of the board of directors;

•	$20,000 per year for service as chairman of the audit committee;

•	$15,000 per year for service as chairman of the compensation committee;

•	$10,000 per year for service as chairman of the nominating and corporate governance committee;

•	$10,000 per year for service as non-chairman member of the audit committee;

•	$7,500 per year for service as non-chairman member of the compensation committee; and

•	$5,000 per year for service as non-chairman member of the nominating and corporate governance committee.

Annual retainers for service as the independent chairman of the board of directors, chairman of a committee or non-chairman member of the committee are in addition to the annual retainer for service as a board member.

Pursuant to this program, our non-employee members of our board of directors also receive automatic grants of non-statutory stock options under our 2014 Equity Incentive Plan. For purposes of our automatic director grants, a non-employee director is a director who is not employed by us and who does not receive compensation from us or have a business relationship with us that would require disclosure under certain SEC rules. Each non-employee director joining our board of directors will automatically be granted a non-statutory stock option to purchase 25,000 shares of common stock with an exercise price equal to the fair market value of our common stock on the grant date. This initial option will vest ratably in annual installments over three years of service following the date of grant.

In addition, on the date of each annual meeting of our stockholders, each non-employee director will automatically be granted a non-statutory stock option to purchase 12,500 shares of our common stock on that date with an exercise price equal to the fair market value of our common stock on the grant date. A non-employee director who receives an initial award will not receive the additional annual award in the same calendar year. Automatic annual grants vest in full on the one-year anniversary of the grant date.

If we are subject to a change in control, then all of the directors’ automatic grants will become fully vested. All automatic director options have a maximum term of ten years.

We will also reimburse our non-employee directors for their reasonable out-of-pocket expenses incurred in attending board of directors and committee meetings.

The following table presents the total compensation for each person who served as a non-employee member of our board of directors during the year ended December 31, 2014.

NAME	FEES EARNED OR PAID IN CASH ($)	OPTION AWARDS ($)(1)	TOTAL ($)
Mark S. Blumenkranz, M.D.	42,708	—	42,708
John P. McLaughlin	30,208	1,014,208	1,044,416
Steven D. Schwartz, M.D.	25,000	—	25,000
Paul D. Wachter	20,833	1,014,208	1,035,041

(1)	Amounts represent the grant date fair value of stock options granted during 2014, as calculated in accordance with ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting provisions. See Note 11 of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for the assumptions used in calculating this amount. As of December 31, 2014, the aggregate number of shares underlying stock option awards outstanding held by each non-employee director were as follows: Dr. Blumenkranz: 600,000; Mr. McLaughlin: 150,000; Dr. Schwartz: 750,000; and Mr. Wachter: 150,000. As of December 31, 2014, no non-employee director held any outstanding stock awards.

EXECUTIVE OFFICERS

The following table sets forth information regarding our executive officers, as of April 29, 2015:

NAME	AGE	POSITION(S)
Executive Officers
Thomas W. Chalberg, Jr., Ph.D.	37	President, Chief Executive Officer and Director
Linda C. Bain	44	Chief Financial Officer
Samuel B. Barone, M.D.	42	Chief Medical Officer
Hans P. Hull	40	Senior Vice President, Business Operations
Roman G. Rubio, M.D.	44	Senior Vice President and Head of Translational Medicine
Mehdi Gasmi, Ph.D.	48	Vice President, Pharmaceutical Development

Executive Officers

The following is a brief biography of each of our executive officers, except for Dr. Chalberg, whose biographical information appears above under the section “Proposal No. 1—Election of Directors” as of April 29, 2015:

Linda C. Bain. Ms. Bain has served as our Chief Financial Officer and Treasurer since April 2014. Previously, she served at bluebird bio, a gene therapy biotechnology company, as Chief Accounting Officer and Vice President of Finance and Business Operations from October 2011 to March 2014, and as Treasurer from June 2013 to March 2014. From September 2008 to September 2011, Ms. Bain served as Vice President of Finance at Genzyme Corporation, a biotechnology company. From September 2007 to September 2008, she served as Vice President at Fidelity Investments, and from May 2000 to September 2007, she held a number of positions at AstraZeneca plc, a publicly-traded pharmaceutical company. She received her B.S. in Accounting and Business Administration and an Honors Degree in Accounting and Business Administration from the University of the Free State in South Africa. Ms. Bain is a Certified Public Accountant.

Samuel B. Barone, M.D. Dr. Barone has served as our Chief Medical Officer since June 2014. Previously, from October 2009 until June 2014, Dr. Barone served as a Medical Officer in the Office of Cellular, Tissue and Gene Therapies at the FDA. From October 2010 to June 2014, Dr. Barone also practiced ophthalmology as part of Retina Associates P.C., an eye-care provider. Prior to working at the FDA, between July and October 2009, Dr. Barone served as a staff physician practicing ophthalmology at the VA Medical Center in San Diego (part of the VA San Diego Healthcare System). Prior to that, Dr. Barone had a residency in ophthalmology at The New York Eye and Ear Infirmary, as well as a medical and surgical retina fellowship at the University of California, San Diego. Previously, Dr. Barone served on active duty as a flight surgeon for the United States Air Force service members at Andrews Air Force Base and at bases in Korea, Afghanistan and Iraq. He also performed ophthalmology consulting services for Ophthalmology Consultants, P.C., an ophthalmology consultancy, in October 2013 and January 2014. Dr. Barone received his B.S. in Biology from Boston College and his M.D. from The Pennsylvania State University College of Medicine.

Hans P. Hull. Mr. Hull has served as our Senior Vice President, Business Operations, since July 2014. Previously, he served as our Vice President, Legal and Corporate Development from February 2012 to July 2014. From March 2005 to April 2008, he served as General Manager and then Chief Executive Officer of Orthobond Corporation, a medical device company. From May 2008 to December 2011, he served as a legal and business development consultant for life sciences companies, including Second Genome, Inc., a biotechnology company, and Aprecia Pharmaceuticals Company, a pharmaceutical company. Mr. Hull began his career in life sciences as a strategy consultant to pharmaceutical and biotechnology companies for ZS Associates, Inc. from September 1997 to April 2000 and also worked as an attorney at Heller Ehrman White & McAullife LLP from September 2003 to March 2005. Mr. Hull received his A.B. in Chemistry from Princeton University and a J.D. from Boalt Hall School of Law at the University of California, Berkeley.

Roman G. Rubio, M.D. Dr. Rubio has served as our Senior Vice President and Head of Translational Medicine since September 2014. Dr. Rubio joins us after eleven years at Genentech, where he served most recently as Global Head of Ophthalmology from March 2014 until September 2014. Prior to this, Dr. Rubio served in Genentech’s Immunology, Infectious Diseases & Ophthalmology business unit in several roles, including as Group Director from October 2009 to March 2014, and Medical Director from June 2006 to September 2009. Dr. Rubio received his M.D. from the University of California, San Francisco, an M.B.A. from The Wharton School of the University of Pennsylvania, an M.S. from the University of California, Berkeley, and a B.S. from the University of Notre Dame.

Mehdi Gasmi, Ph.D. Dr. Gasmi has served as our Vice President, Pharmaceutical Development since November 2013, and leads manufacturing and quality control efforts for our gene therapy product candidates. From December 2011 to November 2013, as principal of ClinVec Solutions, LLC, Dr. Gasmi provided AAV and lentiviral gene therapy consulting services to various companies, including to Avalanche between June 2013 to October 2013. Prior to that, Dr. Gasmi oversaw production of clinical batches of recombinant AAV and lentiviral gene therapy products for both Généthon, a gene therapy company, where he served as Vice President of Biomanufacturing from July 2009 to December 2011, and for Ceregene, a gene therapy company, where Dr. Gasmi served as Senior Director, Product Development from December 2001 to June 2009. Dr. Gasmi obtained his M.S. and his Ph.D. in Biochemistry from the Claude Bernard University in Lyon, France. He is a member of the American Society of Gene and Cell Therapy.

EXECUTIVE COMPENSATION

The following is a discussion of the material components of the executive compensation arrangements of our named executive officers (NEOs) who are comprised of, for each applicable fiscal year, (1) our principal executive officer and (2) our next two highest compensated executive officers other than the principal executive officer.

Our NEOs for 2014 were as follows:

•	Thomas W. Chalberg, Jr., Ph.D., Chief Executive Officer;

•	Samuel B. Barone, M.D., Chief Medical Officer; and

•	Roman G. Rubio, M.D., Senior Vice President and Head of Translational Medicine.

Summary Compensation Table

The following table sets forth total compensation paid to our NEOs for the years ended December 31, 2014 and, in the case of Dr. Chalberg, December 31, 2013.

NAME AND PRINCIPAL POSITION	YEAR	SALARY ($)	BONUS ($)		OPTION AWARDS ($)(1)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($) (2)	ALL OTHER COMPENSATION ($)		TOTAL ($)
Thomas W. Chalberg, Jr., Ph.D.	2014	402,917	67,500	(3)	935,558	299,166	—		1,705,141
Chief Executive Officer	2013	297,600	62,500		—	—	—		360,100

Samuel B. Barone, M.D.(4)	2014	176,458	—		1,426,733	87,291	3,000	(5)	1,693,482
Chief Medical Officer

Roman G. Rubio, M.D.(6)	2014	96,780	117,845	(7)	4,178,133	48,946	—		4,441,704
Senior Vice President and Head of Translational Medicine

(1)	Amounts represent the grant date fair value of stock options granted during 2014, as calculated in accordance with ASC Topic 718, excluding the impact of estimated forfeitures related to service-based vesting provisions. See footnote 11 of the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014 for the assumptions used in calculating this amount.
(2)	Amounts represent the annual cash performance-based bonuses earned by our NEOs pursuant to the achievement of certain Company and individual performance objectives earned in 2014. Please see the descriptions of the annual performance bonuses in the section below entitled “Narrative to Summary Compensation Table and Outstanding Equity Awards at 2014 Fiscal Year End—Terms and Conditions of Annual Bonuses.”
(3)	Amount represents a discretionary bonus paid in respect of 2014 performance.
(4)	Dr. Barone joined the Company on June 30, 2014.
(5)	Amount represents relocation reimbursement.
(6)	Dr. Rubio joined the Company on September 22, 2014.
(7)	Amount represents the signing bonus paid to Dr. Rubio in connection with his commencement of employment with us.

Outstanding Equity Awards at 2014 Fiscal Year End

The following table lists all outstanding equity awards held by our NEOs as of December 31, 2014.

		OPTION AWARDS
NAME	GRANT DATE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#) UNEXERCISABLE	OPTION EXERCISE PRICE ($)	OPTION EXPIRATION DATE
Thomas W. Chalberg, Jr., Ph.D.	February 24, 2012(1)	112,920	46,667	0.21	February 23, 2017
	November 15, 2012(2)	541,667	498,333	0.19	November 14, 2022
	July 30, 2014(3)	—	80,000	17.00	July 29, 2024

Samuel B. Barone, M.D.	June 30, 3014(4)	—	180,000	11.50	June 29, 2024

Roman G. Rubio, M.D.	October 3, 2014(5)	—	180,000	33.70	October 2, 2024

(1)	This option vests in equal monthly installments over a period of 48 months measured from February 24, 2012, subject to continuous service through each such vesting date.
(2)	This option vests in equal monthly installments over a period of 48 months measured from November 15, 2012, subject to continuous service through each such vesting date.
(3)	This option vests with respect to 25% of the underlying shares on July 30, 2015 and in equal monthly installments over a period of 36 months thereafter, subject to continuous service through each such vesting date.
(4)	This option vests with respect to 25% of the underlying shares on June 30, 2015 and in equal monthly installments over a period of 36 months thereafter, subject to continuous service through each such vesting date.
(5)	This option vests with respect to 25% of the underlying shares on September 22, 2015 and in equal monthly installments over a period of 36 months thereafter, subject to continuous service through each such vesting date.

Narrative to Summary Compensation Table and Outstanding Equity Awards at 2014 Fiscal Year End

Employment Arrangements

Thomas W. Chalberg

We have entered into an offer letter agreement with Dr. Chalberg in connection with his employment with us. The agreement provided for “at will” employment and set forth the terms and conditions of employment, including base salary and annual bonus opportunity. The offer letter agreement required the execution of our standard proprietary information and invention assignment agreement.

In March 2014, our board of directors set Dr. Chalberg’s annual base salary and annual target bonus at $330,000 and 25% of base salary, respectively. In July 2014, Dr. Chalberg’s annual base salary was further increased to $500,000 and target bonus opportunity was increased to 55% of base salary.

Samuel B. Barone

We entered into an offer letter agreement with Dr. Barone in June 2014, pursuant to which Dr. Barone commenced employment with us as our Chief Medical Officer. The agreement provided for an annual base salary of $350,000 and eligibility to earn an annual performance bonus targeted at 25% of base salary. The annual performance bonus will be prorated for any year in which he is not employed during the whole calendar year. In December 2014, Dr. Barone’s target bonus opportunity was increased to 40% of base salary. Pursuant to the offer letter agreement, on June 30, 2014, we also granted to Dr. Barone an option to purchase 180,000 shares of our common stock under our 2006 Equity Incentive Plan. 25% of the shares underlying the option will vest on June 30, 2015 and the remaining shares will vest in equal monthly installments over the 36 months thereafter, subject to Dr. Barone’s continued service to our company.

In addition, the agreement provided for executive relocation assistance of up to $43,000. In the event that Dr. Barone terminates his employment or we terminate his employment for cause within 12 months of his employment commencement date, he will be obligated to repay 100% of the cash value of the relocation assistance.

Roman G. Rubio

We entered into an offer letter agreement with Dr. Rubio in August 2014, pursuant to which Dr. Rubio commenced employment with us as our Senior Vice President, Head of Translational Medicine in September 2014. The agreement provided for an annual base salary of $350,000 and eligibility to earn an annual performance bonus targeted at 40% of the base salary earned during the bonus year. Pursuant to the agreement, on October 3, 2014, we also granted to Dr. Rubio an option to purchase 180,000 shares of our common stock under our 2014 Equity Incentive Award Plan. 25% of the shares underlying the option will vest on September 22, 2015 and the remaining shares will vest in equal monthly installments over the 36 months thereafter, subject to Dr. Rubio’s continued service to our company.

In addition, the agreement provided for a one-time signing bonus of $117,845 subject to Dr. Rubio’s continued employment through January 15, 2015. In the event that Dr. Rubio terminates his employment or we terminate his employment for cause within 12 months of his employment commencement date, he will be obligated to repay 100% of the signing bonus.

Terms and Conditions of Annual Bonuses

For fiscal year 2014, we adopted a bonus program pursuant to which all of our NEOs were eligible for performance-based cash incentives based on the achievement of certain performance objectives. The determination of the amount of bonuses paid to our NEOs reflects both achievement of corporate goals and individual performance.

Each NEO’s target bonus opportunity is expressed as a percentage of base salary, as described above. Our board of directors or our compensation committee has set these rates based on each NEO’s experience in his role with the company and the level of responsibility held by each NEO, which the board of directors or our compensation committee believe directly correlates to his ability to influence corporate results. For fiscal year 2014, Dr. Chalberg’s target bonus opportunity was 55% of base salary, and the target bonus opportunity for each other NEO was 40%.

Under our 2014 bonus program, our board of directors set certain corporate performance goals in the categories of corporate, AVA-101, pipeline and operational, with additional stretch goals. These performance goals were not expected to be attained based on average or below average performance. After determining performance goals, each performance goal was given a different weighting, as set forth below, for determining the overall bonus amount based on the importance to the success of the Company for each performance target. In December 2014, our board of directors reviewed our 2014 performance and determined overall achievement of 135% for our corporate goals, as detailed in the table below:

CORPORATE GOALS	WEIGHTING	ACHIEVEMENT PERCENTAGE
Corporate—strategic transactions, financing, initial public offering, internal process	50%	70%
AVA-101—operational, program advancement, patent prosecution, quality assurance	25%	25%
Pipeline—technology, patent prosecution	10%	10%
Operational—hiring, facilities, other operations	15%	20%

Total (base goals)	100%	125%

Stretch—product development	20%	10%

Total (base and stretch goals)		135%

Each NEO’s bonus amount is further determined based on a weighting of corporate goals to individual goals. Individual goals are approved by the compensation committee for each of our NEOs. The weighting of corporate goals to individual goals for each of our NEOs is as follows:

•	Dr. Chalberg: 100% corporate, 0% individual; and

•	Drs. Barone and Rubio: 75% corporate, 25% individual.

In December 2014, the board of directors determined the 2014 bonus amounts for each NEO after taking into account each NEO’s achievement of his individual goals as well as the overall 135% achievement of our corporate goals. The actual cash bonuses payable under our 2014 bonus program are set forth in the “Summary Compensation Table” above in the column entitled “Non-Equity Incentive Plan Compensation.”

Dr. Chalberg also received a discretionary bonus of $67,500, based on the compensation committee’s determination of exceptional performance during 2014, including progress on financings and partnerships.

Terms and Conditions of Equity Award Grants

In connection with our IPO, on July 30, 2014, we granted Dr. Chalberg an option to purchase 80,000 shares of our common stock, respectively, with a per share exercise price of $17.00, which was our per share IPO price. 25% of the shares underlying each option will vest on July 30, 2015 and the remaining shares will vest in equal monthly installments over the 36 months thereafter, subject to Dr. Chalberg’s continued service to our company.

In connection with their commencement of employment with us, we granted each of Drs. Rubio and Barone an option to purchase our common stock, as described above under the section entitled “—Employment Arrangements.”

Change in Control and Severance Agreements

In 2014, our compensation committee approved change in control and severance agreements with each of our NEOs, which superseded any severance arrangement we had with each NEO. Under the agreements, in the event a named executive officer is terminated by us without Cause (as defined below) more than three months prior to a change in control or more than twelve months after a change in control, then he is entitled to a fixed number of months of base salary and continued healthcare coverage and, in the case of Dr. Chalberg, the vesting of outstanding equity awards will immediately accelerate with respect to that number of shares that otherwise would have vested had he remained employed by us for an additional six months. The fixed number of months for Dr. Chalberg is 12 months and for the remaining NEOs is nine months.

In the event that the named executive officer is terminated by us without Cause or experiences a Constructive Termination (as defined below), in each case, within the period commencing three months prior to a change in control and ending on the first anniversary of the change in control, then he is entitled to a fixed number of months of base salary and continued healthcare coverage, a pro-rated bonus for the year of termination and the accelerated vesting of all outstanding equity awards. The fixed number of months for Dr. Chalberg is 18 months and for the remaining NEOs is 12 months.

For purposes of the change in control and severance agreements, “Cause” generally means misconduct, including: (i) conviction of any felony or any crime involving moral turpitude or dishonesty; (ii) willful and material breach of the executive’s duties that has not been cured within 30 days after written notice from the board of directors; (iii) intentional and material damage to the company’s property; or (iv) material breach of the Proprietary Information and Inventions Agreement executed by the executive.

For purposes of the change in control and severance agreements, “Constructive Termination” means any of the following actions taken without Cause by the company or a successor corporation or entity without the executive’s consent: (i) substantial reduction of the executive’s rate of compensation; (ii) material reduction in the executive’s duties, provided, however, that a change in job position (including a change in title) shall not be deemed a “material reduction” unless the executive’s new duties are substantially reduced from the prior duties; (iii) failure or refusal of a successor to the company to assume the company’s obligations under the plan in the event of certain transactions; (iv) relocation of the executive’s principal place of employment or service to a place greater than 50 miles from the participant’s then current principal place of employment or service; (v) the requirement to increase the amount of time per week that the executive provides services to the company or (vi) the requirement that the participant cease other employment or consulting engagements, unless such employment and/or consulting engagement results in a direct conflict with the company’s business.

Equity Compensation Plan Information

The following table provides certain information as of December 31, 2014, with respect to all of our equity compensation plans in effect on that date.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders(1)(2)	4,831,858	$5.61	2,252,548
Equity Compensation Plans Not Approved by Stockholders	—	—	—

Total	4,831,858	$5.61	2,252,548

(1)	Includes the Avalanche Biotechnologies, Inc. 2014 Equity Incentive Award Plan (the “2014 Plan”), 2014 Employee Stock Purchase Plan (the “ESPP”) and 2006 Equity Incentive Plan, as amended.
(2)	The 2014 Plan contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the 2014 Plan shall be increased on the first day of each year beginning in 2015 and ending in 2024, equal to the least of (A) four percent (4.0%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 10,441,663 shares of stock may be issued upon the exercise of incentive stock options. The ESPP contains an “evergreen” provision, pursuant to which the number of shares of common stock reserved for issuance or transfer pursuant to awards under the ESPP shall be increased on the first day of each year beginning in 2015 and ending in 2024, equal to the least of (A) one percent (1.0%) of the shares of stock outstanding (on an as converted basis) on the last day of the immediately preceding fiscal year and (B) such smaller number of shares of stock as determined by our Board; provided, however, that no more than 3,000,000 shares of stock may be issued upon the exercise of incentive stock options.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the amount and percentage of the outstanding shares of our Common Stock, which, according to the information supplied to the Company, are beneficially owned by (i) each person who is the beneficial owner of more than 5% of our outstanding common stock, (ii) each person who is currently a director, (iii) each person who is currently an executive officer, and (iv) all current directors and executive officers as a group. Unless otherwise indicated, the address for each of the stockholders in the table below is c/o Avalanche Biotechnologies, Inc., 1035 O’Brien Avenue, Menlo Park, California, 94025. Except for information based on Schedules 13G and 13D, as indicated in the footnotes, beneficial ownership is stated as of April 29, 2015.

The number of shares beneficially owned by each entity, person, director, executive officer or selling stockholder is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power as well as any shares that the individual has the right to acquire within 60 days of April 29, 2015 through the exercise of any stock option, warrants or other rights. Except as otherwise indicated, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock held by that person.

The percentage of shares beneficially owned is based on 25,528,922 shares of our common stock outstanding as of April 29, 2015. Shares of our common stock subject to options that are currently vested or exercisable or that will become vested or exercisable within 60 days after April 29, 2015, as well as restricted stock units that vest within 60 days after April 29, 2015, are deemed to be beneficially owned by the person holding such options for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purpose of computing the percentage of any other person.

	Common Stock Beneficially Owned
NAME OF BENEFICIAL OWNER	Total Beneficial Ownership	Percentage of Common Stock Beneficially Owned
5% and Greater Stockholders
Entities affiliated with FMR, LLC(1)	3,370,545	13.2%
Zygtech, LLC(2)	2,420,676	9.5%
Entities affiliated with Venrock(3)	2,365,471	9.3%
Regeneron Pharmaceuticals, Inc.(4)	1,809,098	7.1%
Entities affiliated with Deerfield Management Company, L.P.(5)	1,614,669	6.3%

Named Executive Officers and Directors
Thomas W. Chalberg, Jr., Ph.D.(6)	1,930,988	7.3%
Linda C. Bain	70,000	*
Samuel B. Barone, M.D.	—	—
Hans P. Hull	60,611	*
Mehdi Gasmi, Ph.D.	31,542	*
Roman G. Rubio, M.D.	—	—
Mark S. Blumenkranz, M.D.(7)	1,027,582	4.0%
John P. McLaughlin(8)	51,560	*
Steven D. Schwartz, M.D.	926,056	3.6%
Paul D. Wachter(9)	72,889	*
All directors and current executive officers as a group (10 persons)	4,171,228	15.2%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.
(1)

Based on information as of November 28, 2014 set forth in a Schedule 13G filed with the SEC on December 10, 2014 by FMR LLC (the “FMR Schedule 13G”). The FMR Schedule 13G reports that FMR LLC, Edward C. Johnson 3d and Abigail P. Johnson beneficially own the indicated shares. FMR LLC has sole voting power over 153,704 shares and sole dispositive power over all the shares. Edward C. Johnson 3d has no voting power over the shares and sole dispositive power over all the shares. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (Fidelity Funds) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The business address of FMR LLC is 245 Summer Street, Boston, MA 02210.
(2)	Based on information set forth in a Schedule 13G filed with the SEC on February 2, 2015 by Zygtech, LLC and Zygmunt Wilf. All shares are held in the name of Zygtech, LLC. Mr. Wilf is a member of, and controls, Zygtech, LLC. The address of Zygtech, LLC is 820 Morris Turnpike, Short Hills, NJ 07078.
(3)	Based on information as of December 31, 2014 set forth in a Schedule 13G filed with the SEC on February 13, 2015 by Venrock Healthcare Capital Partners, L.P. (“VHCP I”), VHCP Co-Investment Holdings, LLC (“VHCP Co-Invest I”), Venrock Healthcare Capital Partners II, L.P. (“VHCP II”), VHCP Co-Investment Holdings II, LLC (“VHCP Co-Invest II”), VHCP Management, LLC (“VHCP Management”), VHCP Management II, LLC (“VHCP Management II” and collectively with VHCP I, VHCP Co-Invest I, VHCP II, VHCP Co-Invest II and VHCP Management, the “VHCP Entities”), Venrock Associates VI, L.P. (“VA VI”), Venrock Partners VI, L.P. (“VP VI”), Venrock Management VI, LLC (“VM VI”), Venrock Partners Management VI, LLC (“VPM VI,” and together with VA VI, VP VI and VM VI, the “Venrock VI Entities”), Bong Koh (“Koh”) and Anders Hove (“Hove” and together with the VHCP Entities, the Venrock VI Entities and Koh, the “Venrock Reporting Persons”) and includes: (i) 932,248 shares of common stock owned by VHCP I, 170,487 shares of common stock owned by VHCP Co-Invest I, 235,455 shares of common stock by VHCP II and 44,545 shares of common stock owned by VHCP Co-Invest II; (ii) 911,193 shares of common stock owned by VA VI and 71,543 shares of common stock owned by VP VI. The VHCP Entities disclaim beneficial ownership over the shares held by the Venrock VI Entities, and the Venrock VI Entities disclaim beneficial ownership over the shares held by the VHCP Entities. Hove serves as one of the members of VM VI and VPM VI, which serve as the sole general partners of VA VI and VP VI, respectively, and Hove disclaims beneficial ownership over the shares held by the Venrock VI Entities. Koh serves as one of the members of VM VI and VPM VI, which serve as the sole general partners of VA VI and VP VI, respectively, and Koh disclaims beneficial ownership over the shares held by the Venrock VI Entities. The address of the Venrock Reporting Persons is 3340 Hillview Avenue, Palo Alto, CA 94304.
(4)	The address of Regeneron Pharmaceuticals, Inc. is 777 Old Saw Mill River Road, Tarrytown, NY 10591-6707.
(5)

Based on information set forth in a Schedule 13G/A filed with the SEC on February 17, 2015 by Deerfield Mgmt, L.P., Deerfield Management Company, L.P., Deerfield Mgmt III, L.P., Deerfield Special Situations Fund, L.P., Deerfield Private Design Fund III, L.P., Deerfield Special Situations International Master Fund, L.P., Deerfield International Master Fund, L.P., Deerfield Partners, L.P. and James E. Flynn (the “Deerfield Reporting Persons”), and includes: (i) 960,384 shares beneficially owned by Deerfield Mgmt, L.P., comprised of shares of common stock held by Deerfield Special Situations Fund, L.P., Deerfield Special Situations International Master Fund, L.P., Deerfield Partners, L.P. and Deerfield International Master Fund, L.P., of which Deerfield Mgmt, L.P. is the general partner; (ii) 1,614,669 shares beneficially owned by Deerfield Management Company, L.P., comprised of shares of common stock held by Deerfield Private Design Fund III, L.P., Deerfield Special Situations Fund, L.P., Deerfield Special Situations International

Master Fund, L.P., Deerfield Partners, L.P. and Deerfield International Master Fund, L.P., of which Deerfield Management Company, L.P. is the investment advisor; (iii) 654,285 shared beneficially owned by Deerfield Mgmt III, L.P., comprised of shares of common stock held by Deerfield Private Design Fund III, L.P., of which Deerfield Mgmt III, L.P. is the general partner; (iv) 184,594 shares beneficially owned by Deerfield Special Situations Fund, L.P.; (v) 654,285 shares beneficially owned by Deerfield Private Design Fund III, L.P.; (vi) 147,410 shares beneficially owned by Deerfield Special Situations International Master Fund, L.P.; (vii) 347,557 shares beneficially owned by Deerfield International Master Fund, L.P.; (viii) 280,823 shares beneficially owned by Deerfield Partners, L.P.; and (ix) 1,614,669 shares beneficially owned by James E. Flynn, comprised of shares of common stock held by Deerfield Private Design Fund III, L.P., Deerfield Special Situations Fund, L.P., Deerfield Special Situations International Master Fund, L.P., Deerfield Partners, L.P. and Deerfield International Master Fund, L.P. The address of the Deerfield Reporting Persons is 780 Third Avenue, 37th Floor, New York, NY 10017.
(6)	Includes (i) 1,126,401 shares held and 804,587 shares that may be acquired pursuant to the exercise of options held prior to this offering by Thomas W. Chalberg, Jr., Ph.D.; (ii) 420,000 shares held by Stefanie R. Chalberg 2014 Grantor Retained Annuity Trust under agreement Dated April 30, 2014; and (iii) 420,000 shares held by Thomas W. Chalberg, Jr., Ph.D. as trustee of the Thomas W. Chalberg 2014 Grantor Retained Annuity Trust under agreement Dated April 30, 2014.
(7)	Includes (i) 12,531 shares held by Carla Helene Blumenkranz Irrevocable Trust; (ii) 12,531 shares held by Erik Davis Blumenkranz Irrevocable Trust; and (iii) 12,531 shares held by Scott Aubrey Blumenkranz Irrevocable Trust.
(8)	Includes (i) 13,280 shares held by the John Peter McLaughlin 2014 Irrevocable Trust; (ii) 13,280 shares held by the Christopher James McLaughlin 2014 Irrevocable Trust; and (iii) 25,000 shares subject to options held by John P. McLaughlin that are exercisable within 60 days of April 29, 2015.
(9)	Includes 47,889 shares held by the Wachter Family Trust and 25,000 shares subject to options held by Paul D. Wachter that are exercisable within 60 days of April 29, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the U.S. Securities and Exchange Commission, or SEC, initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with, except with respect to a late Form 4 report filed for Dr. Chalberg in connection with a transfer of shares to a family trust on December 12, 2014, a late Form 3 report filed for Dr. Rubio, and a late Form 4 report filed for Dr. Rubio in connection with his stock option granted on October 3, 2014.

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted rules known as “householding” that permit companies and intermediaries (such as brokers) to deliver one set of proxy materials to multiple stockholders residing at the same address. This process enables us to reduce our printing and distribution costs, and reduce our environmental impact. Householding is available to both registered stockholders and beneficial owners of shares held in street name.

Registered Stockholders

If you are a registered stockholder and have consented to householding, then we will deliver or mail one set of our proxy materials, as applicable, for all registered stockholders residing at the same address. Your consent will continue unless you revoke it, which you may do at any time by providing notice to the Company’s Corporate Secretary by telephone at (650) 272-6269 or by mail at 1035 O’Brien Avenue, Suite A, Menlo Park, California 94025. In addition, the Company will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report, proxy statement, or Notice of Internet Availability of Proxy Materials to a stockholder at a shared address to which a single copy of the documents was delivered.

If you are a registered stockholder who has not consented to householding, then we will continue to deliver or mail copies of our proxy materials, as applicable, to each registered stockholder residing at the same address. You may elect to participate in householding and receive only one set of proxy materials for all registered stockholders residing at the same address by providing notice to the Company as described above.

Street Name Holders

Stockholders who hold their shares through a brokerage may elect to participate in householding, or revoke their consent to participate in householding, by contacting their respective brokers.

Annual Report

This proxy statement is accompanied by our 2014 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (the “Form 10-K”). The Form 10-K includes our audited financial statements. We have filed the Form 10-K with the SEC, and it is available free of charge at the SEC’s website at http://www.sec.gov and on our website at http://investors.avalanchebiotech.com. In addition, upon written request to the Company’s Corporate Secretary at 1035 O’Brien Avenue, Suite A, Menlo Park, California 94025, we will mail a paper copy of our Form 10-K, including the financial statements and the financial statement schedules, to you free of charge.

Other Matters

As of the date of this proxy statement, our board of directors knows of no other matters that will be presented for consideration at the 2015 Annual Meeting other than the matters described in this proxy statement. If other matters are properly brought before the 2015 Annual Meeting, then proxies will be voted in accordance with the recommendation of the board of directors or, in the absence of such a recommendation, in accordance with the best judgment of the proxy holder.

By Order of the Board of Directors:

Hans P. Hull Corporate Secretary

Menlo Park, California

April 29, 2015

AVALANCHE BIOTECHNOLOGIES, INC. ATTN: HANS P. HULL 1035 O’BRIEN DRIVE, SUITE A MENLO PARK, CA 94025 VOTE BY INTERNET—www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 PM Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: M93409-P67298 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY AVALANCHE BIOTECHNOLOGIES, INC. The Board of Directors recommends you vote FOR the following directors to hold office until the 2018 annual meeting: 1. Election of Directors Nominees 01) Thomas W. Chalberg, Jr., Ph.D. 02) Paul D. Wachter For All Withhold All Except For All To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR proposal 2: 2. To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2015. NOTE: To transact such other business as may properly come before the meeting or any adjournment or postponement thereof. For Against Abstain For address changes/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes No Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report with Form10-K are available at www.proxyvote.com. M93410-P67298 AVALANCHE BIOTECHNOLOGIES, INC. Annual Meeting of Stockholders June 26, 2015 at 1:00 PM Local Time This proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) Thomas W. Chalberg, Jr., Ph.D. and Hans P. Hull, or either or them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Avalanche Biotechnologies, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholder(s) to be held at 1:00 PM, local time, on June 26, 2015, at Cooley LLP, 3175 Hanover Street, Palo Alto, CA 94304, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations. Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side